Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@theodpcorp.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces First Quarter 2023 Results

Operational Excellence and Low-Cost Model Drives Strong First Quarter Results

First Quarter Revenue of $2.1 Billion with GAAP EPS of $1.71; Adjusted EPS of $1.78

GAAP Operating Income of $95 Million; Net Income of $72 Million; Adjusted EBITDA of $131 Million

ODP Business Solutions Doubles Operating Income

Repurchased $202 Million of Shares in the First Quarter of 2023 Supported by Strong Cash Flow and Balance Sheet Management

Boca Raton, Fla., May 10, 2023 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the first quarter ended April 1, 2023.

Consolidated (in millions, except per share amounts)	1Q23	1Q22
Selected GAAP and Non-GAAP measures:
Sales	$2,108	$2,178
Sales change from prior year period	(3)%
Operating income	$95	$76
Adjusted operating income (1)	$99	$88
Net income from continuing operations	$72	$55
Diluted earnings per share from continuing operations	$1.71	$1.09
Adjusted net income from continuing operations (1)	$75	$64
Adjusted earnings per share from continuing operations (fully diluted) (1)	$1.78	$1.27
Adjusted EBITDA (1)	$131	$125
Operating Cash Flow from continuing operations	$157	$30
Free Cash Flow (2)	$128	$9
Adjusted Free Cash Flow (3)	$133	$16

First Quarter 2023 Summary(1)(2)(3)

•
Total reported sales of $2.1 billion, down 3% versus the prior year, primarily due to lower sales in its Office Depot consumer division, largely driven by 73 fewer retail locations in service compared to the prior year, as well as lower traffic; partially offset by stronger sales in its B2B distribution division, ODP Business Solutions
•
GAAP operating income of $95 million and net income from continuing operations of $72 million, or $1.71 per diluted share, versus $76 million and $55 million, or $1.09 per diluted share, respectively in the prior year
•
Adjusted operating income of $99 million, compared to $88 million in the first quarter of 2022; adjusted EBITDA of $131 million, compared to $125 million in the first quarter of 2022
•
Adjusted net income from continuing operations of $75 million, or adjusted diluted earnings per share from continuing operations of $1.78, versus $64 million or $1.27, respectively in the prior year
•
Operating cash flow from continuing operations of $157 million and adjusted free cash flow of $133 million, versus $30 million and $16 million, respectively in the prior year

•
$1.1 billion of total available liquidity including $343 million in cash and cash equivalents at quarter end

“We are off to a terrific start to the year as our ongoing commitment to operational excellence and our capital allocation plan both continue to drive strong earnings per share growth and shareholder value," said Gerry Smith, chief executive officer of The ODP Corporation. "Our low-cost business model again positioned us to deliver strong operating results against an ongoing difficult macroeconomic backdrop plagued with high inflation and sluggish consumer activity. We improved most of our operational KPI's in the quarter, while continuing to execute on our $1 billion share repurchase authorization, buying back over $200 million of our shares during the quarter."

"We're making solid progress along the path we set during our investor day meeting, highlighted by driving organic growth at ODP Business Solutions, our $4 billion annual revenue B2B distribution business, and generating strong cash flow results in our consumer business, Office Depot. Our supply chain services provider, Veyer, made progress towards its 2023 goal of more than doubling its EBITDA from third party services, and our recently launched digital procurement business, Varis, continues to enhance its capabilities and add customers to its platform," he added.

“Moving ahead, we remain cautiously optimistic as we continue to navigate the challenging macroeconomic environment and its related negative impact on consumer activity. We remain in a position of strength, with a low-cost business model mindset, diverse routes to market, and a strong balance sheet. As we move through the year and monitor consumer activity, we will continue to prioritize capital allocation while prudently managing our four-business unit model, remaining focused on delivering strong shareholder returns,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2023 were $2.1 billion, a decrease of 3% compared with the same period last year. The Company’s ODP Business Solutions Division drove 3% top-line revenue growth in the first quarter of 2023 as more businesses returned to the office and as the division continued to execute upon its growth strategy. This was offset by lower sales at its Office Depot Division, primarily due to 73 fewer stores in service compared to last year related to planned store closures, as well as lower traffic. The Company drove strong sales across the majority of major product categories in its ODP Business Solutions Division, highlighted by strong sales of core supplies, furniture, and technology products. Additionally, Veyer provided strong logistics support for the ODP Business Solutions and Office Depot Divisions, and began to capture additional demand for its supply chain and procurement solutions among other third-party customers.

The Company reported operating income of $95 million in the first quarter of 2023, up 25% compared to operating income of $76 million in the prior year period. Operating results in the first quarter of 2023 included $4 million associated with non-cash asset impairment charges primarily related to the operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net income from continuing operations was $72 million, or $1.71 per diluted share in the first quarter of 2023, up from $55 million, or $1.09 per diluted share in the first quarter of 2022.

Adjusted (non-GAAP) Results(1)

Adjusted results for the first quarter of 2023 exclude charges and credits totaling $4 million as described above and the associated tax impacts.

•
First quarter of 2023 adjusted EBITDA was $131 million compared to $125 million in the prior year period. This included depreciation and amortization of $30 million and $34 million in the first quarters of 2023 and 2022, respectively
•
First quarter of 2023 adjusted operating income was $99 million compared to $88 million in the first quarter of 2022
•
First quarter of 2023 adjusted net income from continuing operations was $75 million, or $1.78 per diluted share, compared to $64 million, or $1.27 per diluted share, in the first quarter of 2022, an increase of 40% on a per share basis.

Division Results

ODP Business Solutions Division

•
Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue in excess of $4 billion

•
Reported sales were $1.0 billion in the first quarter of 2023, up 3% compared to the same period last year, as flexible pricing strategies and return to the office trends helped to drive strong sales in core and adjacency products
•
Drove strong sales across core supply categories, breakroom, furniture, technology, and copy and print
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 44% of total ODP Business Solutions’ sales
•
Operating income was $39 million in the first quarter of 2023, up 105% over the same period last year, related to the flow through impact of higher sales and gross margins. As a percentage of sales, operating income was 4%, or up approximately 200 basis points compared to the same period last year

Office Depot Division

•
Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and an award-winning eCommerce presence
•
Reported sales were $1.1 billion in the first quarter of 2023, down 8% compared to the prior year period partially due to 73 fewer retail outlets in service associated with planned store closures, as well as lower demand relative to last year in certain product categories and lower online sales. The Company closed 21 retail stores in the quarter and had 959 stores at quarter end. Sales were down approximately 3% on a comparable store basis
•
Store traffic and demand relative to last year was negatively impacted by the recovery from the pandemic as a greater percentage of customers returned to the office
•
Operating income was $85 million in the first quarter of 2023, down 11% over the same period last year. As a percentage of sales, operating income was 8%, flat as compared to the same period last year. This result was primarily driven by lower sales and impacts related to inflation

Veyer Division

•
Veyer is a supply chain, distribution, procurement and global sourcing operation, supporting Office Depot and ODP Business Solutions, as well as other third-party customers. Assets and capabilities of Veyer include approximately 9 million square feet of infrastructure; ~100 facilities (distribution centers, cross-docks, and direct import centers); approximately 600 private fleet vehicles; and next-day delivery to 98.5% of US population
•
In the first quarter, Veyer provided strong support for its internal customers, ODP Business Solutions and Office Depot, as well as for its third-party customers, generating sales of $1.4 billion
•
Operating income was $15 million in the first quarter of 2023, up from $8 million in the prior year period due to higher product initial gross margins and lower shrink
•
In the quarter relative to last year, sales and EBITDA generated from third party customers were up over 50% and nearly 100%, respectively, resulting in sales of approximately $7 million and EBITDA of $2 million

Varis Division

•
Varis is a tech-enabled B2B indirect procurement marketplace launched in the fourth quarter of 2022, which provides buyers and suppliers a seamless way to transact through the platform’s consumer-like buying experience and advanced spend management tools
•
Successfully launched the platform in the fourth quarter of 2022; Ramping first wave of customers and driving transaction volume to Varis suppliers during the first quarter
•
Varis generated revenues in the quarter of $2 million and an operating loss of $17 million

Share Repurchases

The Company continued to execute under its previously announced $1 billion share repurchase authorization, available through year-end 2025. During the first quarter of 2023, the Company repurchased approximately 4 million shares for $202 million. Since the inception of the authorization beginning in November 2022, the Company has repurchased approximately 7.6 million shares for $354 million.

The number of shares to be repurchased in the future and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. The current authorization could be suspended or discontinued at any time as determined by the Board of Directors.

Balance Sheet and Cash Flow

As of April 1, 2023, ODP had total available liquidity of approximately $1.1 billion, consisting of $343 million in cash and cash equivalents and $803 million of available credit under the Third Amended Credit Agreement. Total debt was $222 million.

For the first quarter of 2023, cash provided by operating activities of continuing operations was $157 million, which included $5 million in restructuring and other spend, compared to cash provided by operating activities of continuing operations of $30 million in the first quarter of the prior year, which included $7 million in restructuring and other spend. The year-over-year change in operating cash flow largely related to stronger operating results and timing of working capital items.

Capital expenditures in the first quarter of 2023 were $27 million versus $21 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. Operating cash flow from continuing operations was $157 million in the first quarter of 2023 and Adjusted Free Cash Flow(3) was $133 million in the first quarter of 2023, a significant increase compared to $16 million in the prior year period.

“We continue to be laser focused on managing our working capital and driving cash flow,” said Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “Our cash generation in the quarter was a result of our overall stronger operating performance and the timing of certain working capital items. As we move throughout the balance of the year, we will remain disciplined as we manage through the seasonal effects on cash in our business and focused on navigating the continued challenging macroeconomic environment and its potential impact on consumer activity.”

2023 Expectations

“We're enthusiastic about the opportunities ahead to pursue long-term profitable growth by driving our four business unit model, executing along our three horizons strategy, expanding our product offerings and remaining focused on prudently deploying capital to maximize shareholder value,” said Smith. “By executing our long-term strategy, we’re on a path to unlocking ODP's potential and creating a compelling value proposition for all of our stakeholders.”

The Company’s full year guidance for 2023 included in this release includes non-GAAP measures, such as adjusted EBITDA, Adjusted Operating Income, Adjusted Earnings per Share and Adjusted Free Cash Flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

The Company’s full year guidance for 2023 remains as follows:

FY 2023 Guidance
Sales	$8.0 - $8.4 billion
Adjusted EBITDA	$400 - $430 million
Adjusted Operating Income	$270 - $300 million
Adjusted Earnings per Share(*)	$4.50 - $5.10 per share
Adjusted Free Cash Flow(**)	$200 - $230 million
Capital Expenditures	$100 - $120 million

*Adjusted Earnings per Share (EPS) guidance for 2023 excludes potential discrete (tax) items that may affect quarter to quarter fluctuations and includes expected impact from share repurchases

**Adjusted Free Cash Flow is defined as cash flows from operating activities less capital expenditures excluding cash charges associated with the Company’s Maximize B2B Restructuring and expenses incurred in connection with our previously planned separation of the consumer business and re-alignment

“Our guidance assumes stabilization in overall economic trends throughout 2023. While we are encouraged by our strong start to the year, we are prudently reaffirming current guidance as we remain cautious on the state of the consumer and general macroeconomic conditions,” said Scaglione.

The ODP Corporation will webcast a call with financial analysts and investors on May 10, 2023, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, and expenses incurred in connection with our previously planned separation of the consumer business and re-alignment. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes world-class supply chain and distribution operations, dedicated sales professionals, a B2B digital procurement solution, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies Office Depot, LLC; ODP Business Solutions, LLC; Veyer, LLC; and Varis, Inc, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2023 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including its strategic shift to maintain all of its businesses under common ownership; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	April 1,	March 26,
	2023	2022
Sales	$2,108	$2,178
Cost of goods sold and occupancy costs	1,627	1,694
Gross profit	481	484
Selling, general and administrative expenses	382	396
Asset impairments	4	2
Merger, restructuring and other operating expenses, net	—	10
Operating income	95	76
Other income (expense):
Interest income	2	1
Interest expense	(5)	(5)
Other income, net	2	2
Income from continuing operations before income taxes	94	74
Income tax expense	22	19
Net income from continuing operations	72	55
Discontinued operations, net of tax	—	—
Net income	$72	$55
Basic earnings per share
Continuing operations	$1.79	$1.14
Discontinued operations	—	—
Net basic earnings per share	$1.79	$1.14
Diluted earnings per share
Continuing operations	$1.71	$1.09
Discontinued operations	—	—
Net diluted earnings per share	$1.71	$1.09

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	April 1,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$343	$403
Receivables, net	524	536
Inventories	793	828
Prepaid expenses and other current assets	43	36
Current assets held for sale	110	107
Total current assets	1,813	1,910
Property and equipment, net	345	352
Operating lease right-of-use assets	885	874
Goodwill	467	464
Other intangible assets, net	44	46
Deferred income taxes	165	182
Other assets	322	321
Total assets	$4,041	$4,149
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$903	$821
Accrued expenses and other current liabilities	923	1,005
Income taxes payable	7	17
Short-term borrowings and current maturities of long-term debt	12	16
Total current liabilities	1,845	1,859
Deferred income taxes and other long-term liabilities	123	122
Pension and postretirement obligations, net	16	16
Long-term debt, net of current maturities	210	172
Operating lease liabilities	699	693
Total liabilities	2,893	2,862
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 66,448,993 at April 1, 2023 and 65,636,015 at December 31, 2022; outstanding shares — 38,763,384 at April 1, 2023 and 42,213,046 at December 31, 2022	1	1
Additional paid-in capital	2,732	2,742
Accumulated other comprehensive loss	(75)	(77)
Accumulated deficit	(379)	(451)
Treasury stock, at cost — 27,685,609 shares at April 1, 2023 and 23,422,969 shares at December 31, 2022	(1,131)	(928)
Total stockholders’ equity	1,148	1,287
Total liabilities and stockholders’ equity	$4,041	$4,149

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	13 Weeks Ended	13 Weeks Ended
	April 1,	March 26,
	2023	2022
Cash flows from operating activities:
Net income	$72	$55
Loss from discontinued operations, net of tax	—	—
Net income from continuing operations	72	55
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30	34
Amortization of debt discount and issuance costs	1	—
Charges for losses on receivables and inventories	5	6
Asset impairments	4	2
Gain on disposition of assets, net	(1)	(3)
Compensation expense for share-based payments	9	9
Deferred income taxes and deferred tax asset valuation allowances	17	10
Changes in working capital and other operating activities	20	(83)
Net cash provided by operating activities of continuing operations	157	30
Net cash provided by operating activities of discontinued operations	—	—
Net cash provided by operating activities	157	30
Cash flows from investing activities:
Capital expenditures	(27)	(21)
Businesses acquired, net of cash acquired	(10)	—
Proceeds from disposition of assets	1	6
Settlement of company-owned life insurance policies	—	1
Net cash used in investing activities of continuing operations	(36)	(14)
Net cash provided by investing activities of discontinued operations	5	67
Net cash provided by (used in) investing activities	(31)	53
Cash flows from financing activities:
Net payments on long and short-term borrowings	(5)	(6)
Debt retirement	(60)	(43)
Debt issuance	100	—
Share purchases for taxes, net of proceeds from employee share-based transactions	(19)	(14)
Repurchase of common stock for treasury	(201)	—
Other financing activities	—	(1)
Net cash used in financing activities of continuing operations	(185)	(64)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(185)	(64)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1
Net decrease in cash, cash equivalents and restricted cash	(59)	20
Cash, cash equivalents and restricted cash at beginning of period	404	537
Cash, cash equivalents and restricted cash at end of period	$345	$557
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	70	35
Promissory note receivable obtained from disposition of discontinued operations	59	55
Earn-out receivable obtained from disposition of discontinued operations	9	9
Cash interest paid, net of amounts capitalized and non-recourse debt	4	—
Other current receivable obtained from disposition of discontinued operations	—	30

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	1Q23	1Q22
Sales (external)	$1,005	$978
Sales (internal)	$4	$6
% change of total sales	3%
Division operating income	$39	$19
% of total sales	4%	2%

Office Depot Division	1Q23	1Q22
Sales (external)	$1,094	$1,194
Sales (internal)	$9	$7
% change of total sales	(8)%
Division operating income	$85	$96
% of total sales	8%	8%

Veyer Division	1Q23	1Q22
Sales (external)	$7	$4
Sales (internal)	$1,412	$1,529
% change of total sales	(7)%
Division operating income	$15	$8
% of total sales	1%	1%

Varis Division	1Q23	1Q22
Sales (external)	$2	$2
Sales (internal)	$0	$0
% change of total sales	0%
Division operating loss	$(17)	$(15)
% of total sales	(850)%	(750)%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, and the previously planned separation of the consumer business and re-alignment.

(In millions, except per share amounts)

Q1 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$4	0.2%	$4	$—		—%
Merger, restructuring and other operating expenses, net	$—	—%	$—	$—		—%
Operating income	$95	4.5%	$(4)	$99	(4)	4.7%
Income tax expense	$22	1.0%	$(1)	$23	(5)	1.1%
Net income from continuing operations	$72	3.4%	$(3)	$75	(6)	3.6%
Earnings per share from continuing operations (fully diluted)	$1.71		$(0.07)	$1.78	(6)
Depreciation and amortization	$30	1.4%	$—	$30		1.4%

Q1 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$2	0.1%	$2	$—		—%
Merger, restructuring and other operating expenses, net	$10	0.5%	$10	$—		—%
Operating income	$76	3.5%	$(12)	$88	(4)	4.0%
Income tax expense (benefit)	$19	0.9%	$(3)	$22	(5)	1.0%
Net income from continuing operations	$55	2.5%	$(9)	$64	(6)	2.9%
Earnings per share from continuing operations (fully diluted)	$1.09		$(0.18)	$1.27	(6)
Depreciation and amortization	$34	1.6%	$—	$34		1.6%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	April 1,	March 26,
Adjusted EBITDA:	2023	2022
Net income	$72	$55
Discontinued operations, net of tax	—	—
Net income from continuing operations	72	55
Income tax expense	22	19
Income from continuing operations before income taxes	94	74
Add (subtract)
Interest income	(2)	(1)
Interest expense	5	5
Depreciation and amortization	30	34
Charges and credits, pretax (7)	4	12
Adjusted EBITDA	$131	$125

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	April 1,		March 26,
Free cash flow	2023		2022
Net cash provided by operating activities of continuing operations	$157		$30
Capital expenditures	(27)		(21)
Change in restricted cash impacting working capital	(1)		—
Free cash flow	128	—	9
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	3		2
Previously planned separation of consumer business and re-alignment	2		5
Adjusted free cash flow	$133		$16

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q1	Q1
	2023	2022
Office Depot Division:
Stores opened	—	—
Stores closed	21	6
Total retail stores (U.S.)	959	1,032
Total square footage (in millions)	21.2	22.7
Average square footage per store (in thousands)	22.1	22.0